Exhibit 10.35
AMENDMENT NO. 1 TO
EMPLOYMENT AGREEMENT
          This AMENDMENT NO. 1 (this “Amendment”) to the Employment Agreement (the “Employment Agreement”), dated as of November 18, 2004, among Las Vegas Sands Corp., a Nevada corporation (“LVSC”), Las Vegas Sands, Inc. (currently known as Las Vegas Sands, LLC), a wholly-owned subsidiary of LVSC (together with LVSC, the “Company”), and Sheldon G. Adelson (“Executive”) is dated as of December 31, 2008.
          WHEREAS, the Company and Executive wish to amend the Employment Agreement as provided herein to reflect certain changes required to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
          NOW, THEREFORE, in consideration of the mutual agreements and understandings set forth herein, the parties hereby agree as follows:
          1. Defined Terms. Except as defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in the Employment Agreement.
          2. Amendment to Section 6(b) of the Employment Agreement. Section 6(b)(ii) of the Employment Agreement is hereby amended by adding the following language at the end thereof to read as follows:
          “Payments of Base Bonus that are earned, if any, shall be made as soon as practicable following the determination by the Committee that such amounts have been earned, and in any event within 60 days following the end of the relevant quarter.”
          3. Amendment to Section 6(c) of the Employment Agreement. Section 6(c)(i) of the Employment Agreement is hereby amended by adding the following language at the end thereof to read as follows:
          “Payments of Annual Supplemental Bonus that are earned, if any, shall be made as soon as practicable following the determination by the Committee that such amounts have been earned, and in any event not later than March 15 of the calendar year following the calendar year to which the Annual Supplement Bonus relates.”
          4. Amendment to Section 10(d)(vi) of the Employment Agreement. Section 10(d)(vi) of the Employment Agreement is hereby amended by adding the following language at the end thereof to read as follows:
          “; provided, further, that if the Change of Control does not satisfy the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Section 409A, then the payment referred to in subclause (B) of this Section 10(d)(vi) will be paid ratably over the same time period that payments under Section 10(d)(v)(B) would have been payable, and the payment referred to in subclause (C) of this Section 10(d)(vi) will be payable at the same time that payment of the Pro Rated Bonus therein would have been paid, in each case assuming such termination of employment did not occur within the two (2) year period following a Change in Control.”
          5. Amendment to Section 10(d)(viii) of the Employment Agreement. Section 10(d) of the Employment Agreement is hereby amended by adding a new Section 10(d)(viii) at the end thereof to read as follows:
          “(viii) Timing of Certain Payments. Subject to Section 10(f) and 13(r): (A) any amounts payable under Section 10(d)(i)(A), 10(d)(ii)(A), 10(d)(iii)(A), 10(d)(v)(A) and 10(d)(vi)(A) shall be paid as soon as practicable, and in any event within 30 days following termination of employment; (B) any reimbursements for expenses incurred under Section 10(d)(v)(E) or 10(d)(vi)(E) (to the extent such reimbursements are treated as deferred compensation subject to Section 409A) shall be paid as soon as practicable following submission of the claims but in any event not later than the third calendar year following the calendar year in which Executive’s separation from service occurs; and (C) any amount payable under Section 10(d)(vii) shall be determined as soon as practicable following termination of employment and shall be paid to Executive within 60 days following termination of employment.”
          6. Amendment to Section 10(f) of the Employment Agreement. Section 10(f) of the Employment Agreement is hereby amended by adding the following at the end thereof to read as follows:
          “The Executive shall execute and deliver such Release and Covenant Not to Sue within 60 days following termination of employment, and, except as otherwise provided in Section 13(r), any payments that are subject to the execution of such Release and Covenant Not to Sue shall commence to be paid on the 61st day following termination of employment.”
          7. Further Amendment to Section 13 of the Employment Agreement. A new Section 13(r) of the Employment Agreement is hereby added to read as follows:
          “(r) Section 409A.
          (i) For purposes of this Agreement, “Section 409A” means Section 409A of the Code and the Treasury Regulations promulgated thereunder (and such other Treasury or Internal Revenue Service guidance) as in effect from time to time. In addition, for purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment” (and substantially similar phrases) shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A.
          (ii) It is intended that the provisions of this Agreement comply with Section 409A, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. In this regard, the provisions of this Section 13(r) shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A. In light of the uncertainty as of the date hereof with respect to the proper application of Section 409A, the Company and Executive agree to negotiate in good faith to make amendments to this Agreement as the parties mutually agree are necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. Notwithstanding the foregoing, Executive shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of Executive in connection with this Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any affiliate shall have any obligation to indemnify or otherwise hold Executive (or any beneficiary) harmless from any or all of such taxes or penalties.
     (iii) Except as permitted under Section 409A, any deferred compensation that is subject to Section 409A and is payable to or for the benefit of Executive under any Company-sponsored plan, program, agreement or arrangement may not be reduced by, or offset against, any amount owing by Executive to the Company.
          (iv) Notwithstanding anything in this Agreement to the contrary, in the event that Executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), no payments under Section 10(d) that are “deferred compensation” subject to Section 409A shall be made to Executive prior to the date that is six (6) months after the date of Executive’s “separation from service” (within the meaning of Section 409A, without application of any alternative definitions permitted thereunder) or, if earlier, Executive’s date of death. Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date. In addition, for a period of six months following the date of separation from service, to the extent that the Company reasonably determines that any of the benefit plan coverages described in Section 10 may not be exempt from U.S. federal income tax, Executive shall in advance pay to the Company an amount equal to the stated taxable cost of such coverages for six months. At the end of such six-month period, Executive shall be entitled to receive from the Company a reimbursement of the amounts paid by Executive for such coverages.
          (v) For purposes of Section 409A, each of the payments that may be made under the Agreement are designated as separate payments.
          (vi) To the extent that any reimbursements pursuant to Section 6 or 13 are taxable to Executive, any such reimbursement payment due to Executive shall be paid to Executive as promptly as practicable, and in all events on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred. Any such reimbursements are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that Executive receives in one taxable year shall not affect the amount of such benefits or reimbursements that Executive receives in any other taxable year.
          8. Continuing Effect of Employment Agreement. Except as expressly modified hereby, the provisions of the Employment Agreement are and shall remain in full force and effect.

          9. Governing Law. This Amendment shall be governed by, construed under, and interpreted in accordance with the laws of the State of Nevada applicable to agreements made and to be wholly performed within that State, without regard to its conflict of laws provisions or any conflict of laws provisions of any other jurisdiction which would cause the application of any law other than that of the State of Nevada.
          10. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.
          IN WITNESS WHEREOF, the parties have executed and delivered this Amendment at Las Vegas, Nevada as a contract under seal on the date first written above.

LAS VEGAS SANDS CORP.

/s/ Charles D. Forman

By:	Charles D. Forman
Its:	Director

LAS VEGAS SANDS, LLC

/s/ Charles D. Forman

By:	Charles D. Forman
Its:	Director

EXECUTIVE

/s/ Sheldon G. Adelson

Sheldon G. Adelson
[Signature page to amendment to
Employment Agreement between the Company and Sheldon G. Adelson]

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